Exhibit 99.2
(Dollars in thousands except per unit amounts)

On January 2, 2019, Martin Midstream Partners L.P. (the "Partnership") acquired all of the issued and outstanding equity of Martin Transport, Inc. ("MTI") a wholly-owned subsidiary of Martin Resource Management Corporation which operates a fleet of tank trucks providing transportation of petroleum products, liquid petroleum gas, chemicals, sulfur and other products, as well as owns 23 terminals located throughout the Gulf Coast and Southeastern regions of the United States for total consideration as follows:

Purchase price[1]	$135,000
Plus: Working Capital Adjustment	2,795
Less: Finance lease obligations assumed	(11,682)
Cash consideration paid	$126,113

1The stock purchase agreement also includes a $10,000 earn-out based on certain performance thresholds.
The transaction closed on January 2, 2019 and was effective as of January 1, 2019 and was funded with borrowings under the Partnership's revolving credit facility.

This acquisition is considered a transfer of net assets between entities under common control. The acquisition of MTI was recorded at the historical carrying value of the assets at the acquisition date, which were as follows:

Accounts receivable, net	$11,724
Inventories	1,138
Due from affiliates	1,042
Other current assets	897
Property, plant and equipment, net	25,383
Goodwill	489
Other noncurrent assets	362
Current installments of finance lease obligations	(5,409)
Accounts payable	(2,564)
Due to affiliates	(482)
Other accrued liabilities	(2,588)
Finance lease obligations, net of current installments	(6,272)
Historical carrying value of assets acquired	$23,720

Financial information for 2014, 2015, 2016, 2017 and 2018 has been updated to reflect the activities attributable to MTI. The acquisition of MTI was considered a transfer of net assets between entities under common control. We are required to retrospectively update our historical financial statements to include the activities of MTI as of the date of common control. The acquisition of MTI was recorded at amounts based on the historical carrying value of these assets at that date. Our historical financial statements for 2014 through 2018 have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to the activities of MTI as if we owned these assets for these periods.

This filing includes updates only to the portions of Item 6, Item 7 and Item 8 of the December 31, 2018 Form 10-K, as filed on February 19, 2019, that specifically relate to the revisions associated with the acquisition of MTI and does not otherwise modify or update any other disclosures set forth in the December 31, 2018 Form 10-K.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a publicly traded limited partnership with a diverse set of operations focused primarily in the United States ("U.S.") Gulf Coast region. Our four primary business lines include:

•	Terminalling and storage services for petroleum products and by-products, including the refining of naphthenic crude oil and the blending and packaging of finished lubricants;

•	Natural gas liquids transportation and distribution services and natural gas storage;

•	Sulfur and sulfur-based products gathering, processing, marketing, manufacturing and distribution; and

•	Transportation services for petroleum products and by-products.

The petroleum products and by-products we collect, transport, store and market are produced primarily by major and independent oil and gas companies who often turn to third parties, such as us, for the transportation and disposition of these products. In addition to these major and independent oil and gas companies, our primary customers include independent refiners, large chemical companies, fertilizer manufacturers and other wholesale purchasers of these products. We operate primarily in the U.S. Gulf Coast region. This region is a major hub for petroleum refining, natural gas gathering and processing, and support services for the exploration and production industry.

We were formed in 2002 by Martin Resource Management, a privately-held company whose initial predecessor was incorporated in 1951 as a supplier of products and services to drilling rig contractors. Since then, Martin Resource Management has expanded its operations through acquisitions and internal expansion initiatives as its management identified and capitalized on the needs of producers and purchasers of petroleum products and by-products and other bulk liquids. Martin Resource Management is an important supplier and customer of ours. As of December 31, 2018, Martin Resource Management owned 15.7% of our total outstanding common limited partner units. Furthermore, Martin Resource Management controls Martin Midstream GP LLC ("MMGP"), our general partner, by virtue of its 51% voting interest in MMGP Holdings, LLC ("Holdings"), the sole member of MMGP. MMGP owns a 2% general partner interest in us and all of our incentive distribution rights. Martin Resource Management directs our business operations through its ownership interests in and control of our general partner.

We entered into an omnibus agreement dated November 1, 2002, with Martin Resource Management (the "Omnibus Agreement") that governs, among other things, potential competition and indemnification obligations among the parties to the agreement, related party transactions, the provision of general administration and support services by Martin Resource Management and our use of certain of Martin Resource Management’s trade names and trademarks. Under the terms of the Omnibus Agreement, the employees of Martin Resource Management are responsible for conducting our business and operating our assets. The Omnibus Agreement was amended on November 25, 2009, to include processing crude oil into finished products including naphthenic lubricants, distillates, asphalt and other intermediate cuts. The Omnibus Agreement was amended further on October 1, 2012, to permit the Partnership to provide certain lubricant packaging products and services to Martin Resource Management.

Martin Resource Management has operated our business since 2002.  Martin Resource Management began operating our natural gas services business in the 1950s and our sulfur business in the 1960s. It began our marine transportation business in the late 1980s. It entered into our fertilizer and terminalling and storage businesses in the early 1990s. In recent years, Martin Resource Management has increased the size of our asset base through expansions and strategic acquisitions.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on the historical consolidated financial statements included elsewhere herein. We prepared these financial statements in conformity with United States generally accepted accounting principles ("U.S. GAAP" or "GAAP"). The preparation of these financial statements required us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We based our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. We routinely evaluate these estimates, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Our results may differ from these estimates, and any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known. Changes in these estimates could materially affect our financial position, results of operations or cash flows. You should also read Note 2, "Significant Accounting Policies" in Notes to Consolidated Financial Statements. The following table evaluates the potential impact of estimates utilized during the periods ended December 31, 2018 and 2017:

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Estimates and Assumptions
Impairment of Long-Lived Assets
We periodically evaluate whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of the assets may not be recoverable. These evaluations are based on undiscounted cash flow projections over the remaining useful life of the asset. The carrying value is not recoverable if it exceeds the sum of the undiscounted cash flows. Any impairment loss is measured as the excess of the asset's carrying value over its fair value.
Our impairment analyses require management to use judgment in estimating future cash flows and useful lives, as well as assessing the probability of different outcomes.
Applying this impairment review methodology, no impairment of long-lived assets was recorded during the year ended December 31, 2018. In 2017, we recorded an impairment charge of $1.6 million in our Transportation segment and $0.6 million in our Terminalling and Storage segment.

Asset Retirement Obligations
Asset retirement obligations ("AROs") associated with a contractual or regulatory remediation requirement are recorded at fair value in the period in which the obligation can be reasonably estimated and the related asset is depreciated over its useful life or contractual term. The liability is determined using a credit-adjusted risk-free interest rate and is accreted over time until the obligation is settled.
	Determining the fair value of AROs requires management judgment to evaluate required remediation activities, estimate the cost of those activities and determine the appropriate interest rate.	If actual results differ from judgments and assumptions used in valuing an ARO, we may experience significant changes in ARO balances. The establishment of an ARO has no initial impact on earnings.

Our Relationship with Martin Resource Management

Martin Resource Management directs our business operations through its ownership and control of our general partner and under the Omnibus Agreement. In addition to the direct expenses, under the Omnibus Agreement, we are required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses. For the years ended December 31, 2018, 2017 and 2016, the conflicts committee of our general partner ("Conflicts Committee") approved reimbursement amounts of $16.4 million, $16.4 million and $13.0 million, respectively, reflecting our allocable share of such expenses. The Conflicts Committee will review and approve future adjustments in the reimbursement amount for indirect expenses, if any, annually.

We are required to reimburse Martin Resource Management for all direct expenses it incurs or payments it makes on our behalf or in connection with the operation of our business. Martin Resource Management also licenses certain of its trademarks and trade names to us under the Omnibus Agreement.

We are both an important supplier to and customer of Martin Resource Management. Among other things, we provide transportation and terminalling and storage services to Martin Resource Management. All of these services and goods are purchased and sold pursuant to the terms of a number of agreements between us and Martin Resource Management.

For a more comprehensive discussion concerning the Omnibus Agreement and the other agreements that we have entered into with Martin Resource Management, please see "Item 13. Certain Relationships and Related Transactions, and Director Independence."

How We Evaluate Our Operations

Our management uses a variety of financial and operational measurements other than our financial statements prepared in accordance with U.S. GAAP to analyze our performance. These include: (1) net income before interest expense, income tax expense, and depreciation and amortization ("EBITDA"), (2) adjusted EBITDA and (3) distributable cash flow. Our management views these measures as important performance measures of core profitability for our operations and the ability to generate and distribute cash flow, and as key components of our internal financial reporting. We believe investors benefit from having access to the same financial measures that our management uses.

EBITDA and Adjusted EBITDA. Certain items excluded from EBITDA and adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as cost of capital and historic costs of depreciable assets. We have included information concerning EBITDA and adjusted EBITDA because they provide investors and management with additional information to better understand the following: financial performance of our assets without regard to financing methods, capital structure or historical cost basis; our operating performance and return on capital as compared to those of other similarly situated entities; and the viability of acquisitions and capital expenditure projects. Our method of computing adjusted EBITDA may not be the same method used to compute similar measures reported by other entities. The economic substance behind our use of adjusted EBITDA is to measure the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make distributions to our unit holders.

Distributable Cash Flow. Distributable cash flow is a significant performance measure used by our management and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of a unit of such an entity is generally determined by the unit's yield, which in turn is based on the amount of cash distributions the entity pays to a unitholder.

EBITDA, adjusted EBITDA and distributable cash flow should not be considered alternatives to, or more meaningful than, net income, cash flows from operating activities, or any other measure presented in accordance with U.S. GAAP. Our method of computing these measures may not be the same method used to compute similar measures reported by other entities.

Non-GAAP Financial Measures

The following table reconciles the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the years ended December 31, 2018, 2017, and 2016, which represents EBITDA, Adjusted EBITDA and Distributable Cash Flow from continuing operations.

Reconciliation of EBITDA, Adjusted EBITDA, and Distributable Cash Flow

	Year Ended December 31,
	2018[2]	2017[2]	2016[2]

Net income	$55,655	$19,916	$30,963
Less: Income from discontinued operations, net of income taxes	(51,700)	(4,128)	(4,649)
Income (loss) from continuing operations	3,955	15,788	26,314
Adjustments:
Interest expense	52,349	47,770	46,101
Income tax expense	577	158	723
Depreciation and amortization	80,279	87,478	93,894
EBITDA	137,160	151,194	167,032
Adjustments:
(Gain) loss on sale of property, plant and equipment	(217)	(2,008)	(33,002)
Impairment of long-lived assets	—	2,225	26,953
Impairment of goodwill	—	—	4,145
Unrealized mark-to-market on commodity derivatives	(76)	(3,832)	4,579
Hurricane damage repair accrual	—	657	—
Asset retirement obligation revision	—	5,547	—
Unit-based compensation	1,224	650	904
Transaction costs associated with acquisitions	465	—	—
Adjusted EBITDA	138,556	154,433	170,611
Adjustments:
Interest expense	(52,349)	(47,770)	(46,101)
Income tax expense	(577)	(158)	(723)
Amortization of deferred debt issuance costs	3,445	2,897	3,684
Amortization of debt premium	(306)	(306)	(306)
Non-cash mark-to-market on interest rate derivatives	—	—	(206)
Payments of installment notes payable and capital lease obligations	—	—	—
Deferred income taxes	208	(156)	(12)
Non-cash operating lease expense	—	—	—
Payments for plant turnaround costs	(1,893)	(1,583)	(2,061)
Maintenance capital expenditures	(21,505)	(18,080)	(17,163)
Distributable Cash Flow[1]	$65,579	$89,277	$107,723

1 Excludes distributable cash flow from discontinued operations were $3,253, $5,214 and $7,435 for the years ended December 31, 2018, 2017 and 2016, respectively.

2 Financial information for all periods presented has been revised to include results attributable to MTI acquired from Martin Resource Management Corporation. See Note 2 – Significant Accounting Policies and Practices.

Results of Operations

The results of operations for the years ended December 31, 2018, 2017, and 2016 have been derived from our consolidated financial statements.

We evaluate segment performance on the basis of operating income, which is derived by subtracting cost of products sold, operating expenses, selling, general and administrative expenses, and depreciation and amortization expense from revenues.

Our consolidated results of operations are presented on a comparative basis below.  There are certain items of income and expense which we do not allocate on a segment basis.  These items, including equity in earnings (loss) of unconsolidated entities, interest expense, and indirect selling, general and administrative expenses, are discussed after the comparative discussion of our results within each segment.

The Natural Gas Services segment information below excludes the discontinued operations of the WTLPG partnership interests disposed of on July 31, 2018 for the years ended December 31, 2018, 2017 and 2016. See Item 8, Note 5.

The following table sets forth our operating revenues and operating income by segment for the years ended December 31, 2018, 2017, and 2016.

	Operating Revenues	Revenues Intersegment Eliminations	Operating Revenues after Eliminations	Operating Income (loss)	Operating Income Intersegment Eliminations	Operating Income (loss) after Eliminations
	(In thousands)
Year Ended December 31, 2018:
Terminalling and storage	$247,840	$(6,400)	$241,440	$17,820	$(280)	$17,540
Natural gas services	548,135	(19)	548,116	24,938	18,429	43,367
Sulfur services	132,536	—	132,536	17,216	10,181	27,397
Transportation	178,163	(28,042)	150,121	14,770	(28,330)	(13,560)
Indirect selling, general and administrative	—	—	—	(17,901)	—	(17,901)
Total	$1,106,674	$(34,461)	$1,072,213	$56,843	$—	$56,843

Year Ended December 31, 2017:
Terminalling and storage	$236,169	$(6,134)	$230,035	$3,305	$(2,676)	$629
Natural gas services	532,908	(231)	532,677	49,377	2,472	51,849
Sulfur services	134,684	—	134,684	25,862	(2,657)	23,205
Transportation	164,043	(28,693)	135,350	1,373	2,861	4,234
Indirect selling, general and administrative	—	—	—	(17,332)	—	(17,332)
Total	$1,067,804	$(35,058)	$1,032,746	$62,585	$—	$62,585

Year Ended December 31, 2016:
Terminalling and storage	$242,363	$(5,860)	$236,503	$44,143	$(3,483)	$40,660
Natural gas services	391,333	(8)	391,325	38,447	3,056	41,503
Sulfur services	141,058	—	141,058	26,815	(3,422)	23,393
Transportation	180,539	(30,670)	149,869	(20,647)	3,849	(16,798)
Indirect selling, general and administrative	—	—	—	(16,794)	—	(16,794)
Total	$955,293	$(36,538)	$918,755	$71,964	$—	$71,964

Terminalling and Storage Segment

Comparative Results of Operations for the Twelve Months Ended December 31, 2018 and 2017

	Year Ended December 31,		Variance	Percent Change
	2018	2017
	(In thousands)
Revenues:
Services	$102,514	$105,703	$(3,189)	(3)%
Products	145,326	130,466	14,860	11%
Total revenues	247,840	236,169	11,671	5%

Cost of products sold	132,384	118,832	13,552	11%
Operating expenses	54,129	63,191	(9,062)	(14)%
Selling, general and administrative expenses	5,327	5,832	(505)	(9)%
Impairment of long-lived assets	—	600	(600)	(100)%
Depreciation and amortization	39,508	45,160	(5,652)	(13)%
	16,492	2,554	13,938	546%
Other operating income, net	1,328	751	577	77%
Operating income	$17,820	$3,305	$14,515	439%

Lubricant sales volumes (gallons)	24,016	21,897	2,119	10%
Shore-based throughput volumes (guaranteed minimum) (gallons)	80,000	144,998	(64,998)	(45)%
Smackover refinery throughput volumes (guaranteed minimum BBL per day)	6,500	6,500	—	—%

Services revenues. Services revenue decreased $3.2 million, of which $7.6 million was primarily a result of decreased throughput fees at our shore-based terminals, offset by a $4.1 million increase at our specialty terminals primarily as a result of the Hondo asphalt plant being put into service on July 1, 2017.

Products revenues. A 28% increase in sales volumes combined with a 4% increase in average sales price at our blending and packaging facilities resulted in a $20.3 million increase to products revenues. Offsetting this increase was a 9% decrease in sales volumes offset by a 1% increase in average sales price at our shore based terminals resulting in a $5.4 million decrease in products revenues.

Cost of products sold.  A 28% increase in sales volumes combined with a 10% increase in average cost per gallon at our blending and packaging facilities resulted in a $19.0 million increase in cost of products sold. Offsetting this increase was a 9% decrease in sales volume offset by a 2% increase in average cost per gallon at our shore based terminals resulting in a $5.5 million decrease in cost of products sold.

Operating expenses. Operating expenses at our shore-based terminals decreased by $8.0 million primarily due to the 2017 period including an increase in the accrual related to asset retirement obligations of $6.3 million. Additionally, lease expense decreased $0.7 million as a result of closing several facilities. Operating expenses at our specialty terminals decreased $1.8 million, primarily due to the 2017 period including $2.5 million in hurricane expenses offset by an increase of $1.0 million in expenses at our Hondo facility which was placed in service in July of 2017. Offsetting this decrease was a $0.8 million increase at our Smackover refinery due to an increase in utilities of $0.4 million, $0.2 million in repairs and maintenance, and $0.2 million in professional fees.

Selling, general and administrative expenses.   Selling, general and administrative expenses decreased primarily as a result of decreased legal expenses.

Impairment of long-lived assets. This represents the loss on impairment of non-core operating assets in 2017.

Depreciation and amortization.  The decrease in depreciation and amortization is due to the disposition of assets at several closed shore-based facilities, offset by recent capital expenditures.

Other operating income, net.  Other operating income, net represents gains from the disposition of property, plant and equipment.

Comparative Results of Operations for the Twelve Months Ended December 31, 2017 and 2016

	Year Ended December 31,		Variance	Percent Change
	2017	2016
	(In thousands)
Revenues:
Services	$105,703	$128,783	$(23,080)	(18)%
Products	130,466	113,580	16,886	15%
Total revenues	236,169	242,363	(6,194)	(3)%

Cost of products sold	118,832	102,883	15,949	16%
Operating expenses	63,191	65,292	(2,101)	(3)%
Selling, general and administrative expenses	5,832	4,677	1,155	25%
Impairment of long-lived assets	600	15,252	(14,652)	(96)%
Depreciation and amortization	45,160	45,484	(324)	(1)%
	2,554	8,775	(6,221)	(71)%
Other operating income, net	751	35,368	(34,617)	(98)%
Operating income	$3,305	$44,143	$(40,838)	(93)%

Lubricant sales volumes (gallons)	21,897	17,995	3,902	22%
Shore-based throughput volumes (guaranteed minimum) (gallons)	144,998	200,000	(55,002)	(28)%
Smackover refinery throughput volumes (guaranteed minimum BBL per day)	6,500	6,500	—	—%
Corpus Christi crude terminal (barrels per day)	—	66,167	(66,167)	(100)%

Services revenues. Services revenue decreased primarily as a result of decreased throughput volumes and pass-through revenues at our Corpus Christi crude terminal, which was sold on December 21, 2016.

Products revenues. An 11% increase in sales volumes offset by a 1% decrease in average sales price at our blending and packaging facilities resulted in a $5.9 million increase to products revenues. Products revenues at our shore-based terminals increased $11.0 million resulting from an 18% increase in average sales price and a 1% increase in sales volume.

Cost of products sold.  An 11% increase in sales volumes at our blending and packaging facilities resulted in a $4.9 million increase in cost of products sold. Average cost per gallon increased 2%, resulting in a $0.8 million increase in cost of products sold. Cost of products sold at our shore-based terminals increased $10.1 million resulting from an 19% increase in average cost per gallon and a 1% increase in sales volumes.

Operating expenses. Operating expenses at our specialty terminals decreased $4.8 million, primarily as a result of the disposition of the Corpus Christi crude terminalling assets in the fourth quarter 2016 of $7.6 million, offset by hurricane expenses of $2.5 million. Operating expenses at our shore-based terminals increased by $3.2 million, primarily due to a $5.5 million increase in the accrual related to asset retirement obligations at leased terminal facilities and hurricane expenses of $0.3 million, offset by $2.7 million decrease associated with closed facilities.

Selling, general and administrative expenses.   Selling, general and administrative expenses increased primarily due to increased legal fees of $0.6 million and compensation expense of $0.5 million.

Impairment of long-lived assets. This represents the loss on impairment of non-core operating assets.

Depreciation and amortization.  The decrease in depreciation and amortization is due to the impact of the disposition of assets and assets being fully depreciated, offset by capital expenditures.

Other operating income, net.  Other operating income, net represents gains and losses from the disposition of property, plant and equipment. The 2016 period includes the gain on the disposition of the Corpus Christi crude terminalling assets of $37.3 million.

Natural Gas Services Segment

Comparative Results of Operations for the Twelve Months Ended December 31, 2018 and 2017

	Year Ended December 31,		Variance	Percent Change
	2018	2017
	(In thousands)
Revenues:
Services	$52,109	$58,817	$(6,708)	(11)%
Products	496,026	474,091	21,935	5%
Total revenues	548,135	532,908	15,227	3%

Cost of products sold	467,571	425,073	42,498	10%
Operating expenses	24,065	22,347	1,718	8%
Selling, general and administrative expenses	9,063	11,106	(2,043)	(18)%
Depreciation and amortization	21,283	24,916	(3,633)	(15)%
	26,153	49,466	(23,313)	(47)%
Other operating loss, net	(1,215)	(89)	(1,126)	(1,265)%
Operating income	$24,938	$49,377	$(24,439)	(49)%

NGLs Volumes (barrels)	10,223	10,487	(264)	(3)%

Services Revenues. The decrease in services revenue is primarily a result of lower firm storage re-contracting rates at our natural gas storage facilities.

Products Revenues. Our NGL average sales price per barrel increased $3.31, or 7%, resulting in an increase to products revenues of $34.7 million. The increase in average sales price per barrel was a result of an increase in market prices. Product sales volumes decreased 3%, decreasing revenues $12.8 million.

Cost of products sold.   Our average cost per barrel increased $5.20, or 13%, increasing cost of products sold by $54.6 million.  The increase in average cost per barrel was a result of an increase in market prices.  The decrease in sales volume of 3% resulted in a $12.1 million decrease to cost of products sold. Our margins decreased $1.89 per barrel, or 40% during the period.

Operating expenses.  Operating expenses increased $1.4 million at our natural gas storage facilities, primarily as a result of $0.6 million in increased utility expense, $0.5 million in insurance premiums, and $0.3 million in park and loan expense. Additionally, repairs and maintenance expense at our underground NGL storage facility increased $0.3 million.

Selling, general and administrative expenses.  Selling, general and administrative expenses decreased primarily as a result of decreased compensation expense.

Depreciation and amortization. Depreciation and amortization decreased primarily due to a $3.9 million decrease in amortization related to contracts acquired during the purchase of Cardinal Gas Storage Partners, LLC (“Cardinal”), offset by a $0.3 million increase in depreciation expense related to recent capital expenditures.

Other operating loss, net.  Other operating loss, net represents losses from the disposition of property, plant and equipment.

Comparative Results of Operations for the Twelve Months Ended December 31, 2017 and 2016

	Year Ended December 31,		Variance	Percent Change
	2017	2016
	(In thousands)
Revenues:
Services	$58,817	$61,133	$(2,316)	(4)%
Products	474,091	330,200	143,891	44%
Total revenues	532,908	391,333	141,575	36%

Cost of products sold	425,073	292,573	132,500	45%
Operating expenses	22,347	23,152	(805)	(3)%
Selling, general and administrative expenses	11,106	8,970	2,136	24%
Depreciation and amortization	24,916	28,081	(3,165)	(11)%
	49,466	38,557	10,909	28%
Other operating loss, net	(89)	(110)	21	19%
Operating income	$49,377	$38,447	$10,930	28%

NGLs Volumes (barrels)	10,487	9,532	955	10%

Services Revenues. The decrease in services revenue is primarily a result of decreased storage rates at our Arcadia gas storage facility.

Products Revenues. Our NGL average sales price per barrel increased $10.57, or 31%, resulting in an increase to products revenues of $100.7 million. The increase in average sales price per barrel was a result of an increase in market prices. Product sales volumes increased 10%, increasing revenues $43.2 million.

Cost of products sold.   Our average cost per barrel increased $9.84, or 32%, increasing cost of products sold by $93.8 million.  The increase in average cost per barrel was a result of an increase in market prices.  The increase in sales volume of 10% resulted in a $38.7 million increase to cost of products sold. Our margins increased $0.73 per barrel, or 18% during the period.

Operating expenses.  Operating expenses decreased $0.8 million due to $0.3 million of decreased maintenance expense at our NGL East Texas pipeline, decreased compensation expense of $0.3 million, and decreased repairs and maintenance at our underground NGL storage facility of $0.2 million.

Selling, general and administrative expenses.  Selling, general and administrative expenses increased primarily as a result of increased compensation expense.

Depreciation and amortization. Depreciation and amortization decreased primarily due to a $3.7 million decrease in amortization related to contracts acquired during the purchase of Cardinal Gas Storage Partners, LLC (“Cardinal”), offset by a $0.6 million increase in depreciation expense related to recent capital expenditures.

Other operating loss, net.  Other operating loss, net represents losses from the disposition of property, plant and equipment.

Sulfur Services Segment

Comparative Results of Operations for the Twelve Months Ended December 31, 2018 and 2017

	Year Ended December 31,		Variance	Percent Change
	2018	2017
	(In thousands)
Revenues:
Services	$11,148	$10,952	$196	2%
Products	121,388	123,732	(2,344)	(2)%
Total revenues	132,536	134,684	(2,148)	(2)%

Cost of products sold	90,780	82,760	8,020	10%
Operating expenses	11,618	13,783	(2,165)	(16)%
Selling, general and administrative expenses	4,326	4,136	190	5%
Depreciation and amortization	8,485	8,117	368	5%
	17,327	25,888	(8,561)	(33)%
Other operating loss, net	(111)	(26)	(85)	(327)%
Operating income	$17,216	$25,862	$(8,646)	(33)%

Sulfur (long tons)	688.0	807.0	(119.0)	(15)%
Fertilizer (long tons)	277.0	276.0	1.0	—%
Sulfur services volumes (long tons)	965.0	1,083.0	(118.0)	(11)%

Services Revenues.  Services revenues increased as a result of a contractually prescribed index based fee adjustment.

Products Revenues.  Products revenues decreased $14.8 million due to an 11% decrease in sales volumes, primarily related to a 15% decrease in sulfur volumes. Offsetting, products revenues increased $12.5 million as a result of a 10% rise in average sulfur services sales prices.

Cost of products sold.  A 23% increase in prices impacted cost of products sold by $19.1 million, resulting from an increase in commodity prices. An 11% decrease in sales volumes resulted in an offsetting decrease in cost of products sold of $11.1 million. Margin per ton decreased $6.11, or 16%.

Operating expenses. Our operating expenses decreased primarily as a result of a $1.5 million reduction in compensation expense and $0.4 million in lower property taxes. Additionally, outside towing decreased $0.3 million, railcar leases decreased $0.3 million, and repairs and maintenance on marine vessels decreased $0.2 million. An offsetting increase of $0.5 million resulted from an increase in marine fuel and lube.

Selling, general and administrative expenses.  Increased primarily as a result of increased compensation expense.

Depreciation and amortization.  Depreciation expense increased $0.4 million due to capital projects being completed and placed in service in the fourth quarter of 2017 and throughout 2018.

Other operating loss, net.  Other operating loss, net represents losses from the disposition of property, plant and equipment.

Comparative Results of Operations for the Twelve Months Ended December 31, 2017 and 2016

	Year Ended December 31,		Variance	Percent Change
	2017	2016
	(In thousands)
Revenues:
Services	$10,952	$10,800	$152	1%
Products	123,732	130,258	(6,526)	(5)%
Total revenues	134,684	141,058	(6,374)	(5)%

Cost of products sold	82,760	88,325	(5,565)	(6)%
Operating expenses	13,783	13,771	12	—%
Selling, general and administrative expenses	4,136	3,861	275	7%
Depreciation and amortization	8,117	7,995	122	2%
	25,888	27,106	(1,218)	(4)%
Other operating loss, net	(26)	(291)	265	91%
Operating income	$25,862	$26,815	$(953)	(4)%

Sulfur (long tons)	807.0	797.0	10.0	1%
Fertilizer (long tons)	276.0	262.0	14.0	5%
Sulfur services volumes (long tons)	1,083.0	1,059.0	24.0	2%

Services Revenues.  Services revenues increased as a result of a contractually prescribed index based fee adjustment.

Products Revenues.  Products revenues decreased $9.3 million as a result of a 7% decline in average sales price. Offsetting, products revenues increased $2.8 million due to a 2% increase in sales volumes, primarily related to a 5% increase in fertilizer volumes.

Cost of products sold.  An 8% decrease in prices reduced cost of products sold by $7.4 million, resulting from a decline in commodity prices. A 2% increase in sales volumes caused an offsetting increase in cost of products sold of $1.9 million. Margin per ton decreased $1.78, or 4%.

Selling, general and administrative expenses.  Our selling, general and administrative expenses increased $0.3 million due to increased compensation expense offset slightly by a decrease of $0.1 million in bad debt expense.

Depreciation and amortization.  Depreciation expense increased $0.1 million due to capital projects being completed and placed in service during the second half of 2016.

Other operating loss, net.  Other operating loss, net represents losses from the disposition of property, plant and equipment.

Transportation Segment

Comparative Results of Operations for the Twelve Months Ended December 31, 2018 and 2017

	Year Ended December 31,		Variance	Percent Change
	2018	2017
	(In thousands)
Revenues	$178,163	$164,043	$14,120	9%
Operating expenses	146,300	148,331	(2,031)	(1)%
Selling, general and administrative expenses	6,305	4,807	1,498	31%
Impairment of long-lived assets	—	1,625	(1,625)	(100)%
Depreciation and amortization	11,003	9,285	1,718	19%
	14,555	(5)	14,560	291,200%
Other operating income, net	215	1,378	(1,163)	(84)%
Operating income (loss)	$14,770	$1,373	$13,397	976%

Marine Transportation Revenues.   An increase of $1.8 million in inland revenue was primarily related to new equipment being placed in service. Revenue was also impacted by an increase in pass-through revenue (primarily fuel) of $2.1 million. An offsetting decrease of $3.1 million is attributable to revenue related to equipment sold or being classified as idle or held for sale. A $0.2 million increase in offshore revenues is primarily the result of increased utilization.

Land Transportation Revenues. Freight revenue increased $7.0 million. Transportation rates increased 8% resulting in an increase to freight revenue of $7.7 million. Miles decreased 1% resulting in an offsetting decrease of $0.7 million. Additionally, fuel increased $6.2 million.

Operating expenses.  The decrease in operating expenses is primarily a result of decreased lease expense of $5.8 million, claims expense of $1.5 million, barge rental expense of $1.0 million, property and liability insurance premiums of $1.0 million, outside towing of $0.3 million, and a reclassification of labor and burden from operating expense to selling general and administrative expense for the 2018 period of $0.7 million. These decreases were offset by an increased fuel expense of $5.1 million, labor and burden of $2.6 million, repairs and maintenance of $0.5 million, and contract labor of $0.3 million.

Selling, general and administrative expenses.  Selling, general and administrative expenses increased primarily due to increased compensation expense of $0.8 million and the reclassification of expenses from operating expense to selling, general, and administrative expense of $0.7 million for the 2018 period.

Impairment of long-lived assets. This represents the loss on impairment of non-core operating assets.

Depreciation and amortization.  Depreciation and amortization increased as a result of recent capital expenditures offset by asset disposals.

Other operating income, net.  Other operating income, net represents gains from the disposition of property, plant and equipment.

Comparative Results of Operations for the Twelve Months Ended December 31, 2017 and 2016

	Year Ended December 31,		Variance	Percent Change
	2017	2016
	(In thousands)
Revenues	$164,043	$180,539	$(16,496)	(9)%
Operating expenses	148,331	167,360	(19,029)	(11)%
Selling, general and administrative expenses	4,807	3,913	894	23%
Impairment of long lived assets	1,625	11,701	(10,076)	(86)%
Impairment of goodwill	—	4,145	(4,145)	(100)%
Depreciation and amortization	9,285	12,334	(3,049)	(25)%
	(5)	(18,914)	18,909	100%
Other operating income (loss), net	1,378	(1,733)	3,111	180%
Operating income (loss)	$1,373	$(20,647)	$22,020	107%

Inland revenues.  A decrease of $7.2 million is primarily attributable to decreased transportation rates and decreased utilization of the inland fleet resulting from an abundance of supply of marine equipment in our predominantly Gulf Coast market.

Offshore revenues.  A $2.4 million decrease in offshore revenues is primarily the result of the 2016 period including the recognition of previously deferred revenues of $1.5 million and decreased utilization of the offshore fleet due to downtime associated with regulatory inspections of $0.7 million.

Land Transportation Revenues. Freight revenue decreased $9.9 million primarily as a result of a 9% decrease in miles. Offsetting, fuel increased $2.7 million.

Operating expenses.  The decrease in operating expenses is primarily a result of decreased labor and burden of $10.7 million, lease expense of $4.2 million, repairs and maintenance of $1.3 million, Jones Act claims of $0.8 million, pass-through expenses (primarily barge tank cleaning) of $0.7 million, outside towing of $0.4 million, barge rental expense of $0.4 million, property taxes of $0.3 million, operating supplies of $0.3 million, and property insurance premiums of $0.2 million. These decreases were offset by an increase in fuel expense of $1.0 million.

Selling, general and administrative expenses.  Selling, general and administrative expenses increased primarily due to the 2016 period including a favorable reduction in the reserve related to workers compensation claims of $0.5 million, the 2016 period including the collection of a previously deemed uncollectible receivable of $0.5 million, offset by decreased legal fees of $0.1 million.

Impairment of long-lived assets. This represents the loss on impairment of non-core operating assets.

Loss on impairment of goodwill.  This represents the loss on impairment of goodwill in the Transportation reporting unit during the second quarter of 2016.

Depreciation and amortization.  Depreciation and amortization decreased as a result of the disposal of property, plant and equipment combined with the impairment of long-lived assets recognized in the fourth quarter of 2016, offset by recent capital expenditures.

Other operating income (loss), net.  Other operating income (loss) represents gains and losses from the disposition of property, plant and equipment.

Indirect Selling, General and Administrative Expenses

	Year Ended December 31,		Variance	Percent Change	Year Ended December 31,		Variance	Percent Change
	2018	2017			2017	2016
	(In thousands)				(In thousands)
Indirect selling, general and administrative expenses	$17,901	$17,332	$569	3%	$17,332	$16,795	$537	3%

The increase in indirect selling, general and administrative expenses from 2017 to 2018 is primarily a result of increased unit based compensation expense.

The increase in indirect selling, general and administrative expenses from 2016 to 2017 is primarily a result of a $0.6 million increase in audit, consulting and other professional fees.

Martin Resource Management allocates to us a portion of its indirect selling, general and administrative expenses for services such as accounting, treasury, clerical, engineering, legal, billing, information technology, administration of insurance, general office expenses and employee benefit plans and other general corporate overhead functions we share with Martin Resource Management retained businesses. This allocation is based on the percentage of time spent by Martin Resource Management personnel that provide such centralized services. GAAP also permits other methods for allocation of these expenses, such as basing the allocation on the percentage of revenues contributed by a segment. The allocation of these expenses between Martin Resource Management and us is subject to a number of judgments and estimates, regardless of the method used. We can provide no assurances that our method of allocation, in the past or in the future, is or will be the most accurate or appropriate method of allocation for these expenses. Other methods could result in a higher allocation of selling, general and administrative expense to us, which would reduce our net income.

Under the Omnibus Agreement, we are required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses. The Conflicts Committee approved the following reimbursement amounts:

	Year Ended December 31,		Variance	Percent Change	Year Ended December 31,		Variance	Percent Change
	2018	2017			2017	2016
	(In thousands)				(In thousands)
Conflicts Committee approved reimbursement amount	$16,416	$16,416	$—	—%	$16,416	$13,033	$3,383	26%

The amounts reflected above represent our allocable share of such expenses. The Conflicts Committee will review and approve future adjustments in the reimbursement amount for indirect expenses, if any, annually.

Interest Expense

Comparative Components of Interest Expense, Net for the Twelve Months Ended December 31, 2018 and 2017

	Year Ended December 31,		Variance	Percent Change
	2018	2017
	(In thousands)
Revolving loan facility	$20,193	$18,192	$2,001	11%
7.250 % senior unsecured notes	27,101	27,101	—	—%
Amortization of deferred debt issuance costs	3,445	2,897	548	19%
Amortization of debt premium	(306)	(306)	—	—%
Other	2,239	1,534	705	46%
Capital leases	331	25	306	1,224%
Capitalized interest	(624)	(730)	106	15%
Interest income	(30)	(943)	913	97%
Total interest expense, net	$52,349	$47,770	$4,579	10%

Comparative Components of Interest Expense, Net for the Twelve Months Ended December 31, 2017 and 2016

	Year Ended December 31,		Variance	Percent Change
	2017	2016
	(In thousands)
Revolving loan facility	$18,192	$19,482	$(1,290)	(7)%
7.250 % senior unsecured notes	27,101	27,326	(225)	(1)%
Amortization of deferred debt issuance costs	2,897	3,684	(787)	(21)%
Amortization of debt premium	(306)	(306)	—	—%
Impact of interest rate derivative activity, including cash settlements	—	(995)	995	100%
Other	1,532	292	1,240	425%
Capitalized interest	(730)	(1,126)	396	35%
Interest income	(943)	(2,256)	$1,313	58%
Total interest expense, net	$47,743	$46,101	$1,642	4%

Liquidity and Capital Resources

General

Our primary sources of liquidity to meet operating expenses, pay distributions to our unitholders and fund capital expenditures have historically been cash flows generated by our operations and access to debt and equity markets, both public and private.  Management believes that expenditures for our current capital projects will be funded with cash flows from operations, current cash balances and our current borrowing capacity under the expanded revolving credit facility. Given the current environment, we have altered and reduced our planned growth capital expenditures.  We believe that controlling our spending in an effort to preserve liquidity is prudent and reduces our need for near-term access to the somewhat uncertain capital markets.

Our ability to satisfy our working capital requirements, to fund planned capital expenditures and to satisfy our debt service obligations will also depend upon our future operating performance, which is subject to certain risks.  Please read "Item 1A. Risk Factors - Risks related to Our Business" for a discussion of such risks.

Recent Debt Financing Activity

Credit Facility Amendment. On February 21, 2018, we amended our revolving credit facility in order to achieve two primary objectives, the first of which was to accommodate growth capital expenditures necessary for the previously announced WTLPG expansion project. Starting in the first quarter of 2018, the amendment provided short-term (5 quarters) covenant relief by increasing the total leverage ratio to 5.75 to 1.00 (first and second quarters of 2018) with step downs to 5.50 to 1.00 (third and fourth quarters of 2018 and first quarter of 2019) and to 5.25 to 1.00 beginning in the second quarter of 2019. Additionally, the facility was amended to establish an inventory financing sublimit tranche for borrowings related to our NGL (butane) marketing business, which is a part of and not in addition to the already existing commitments under the revolving credit facility. This sublimit is not to exceed $75.0 million, with seasonal step downs to $10.0 million for the months of March through June of each fiscal year. The sublimit is subject to a monthly borrowing base not to exceed 90% of the value of forward sold/hedged inventory. In conjunction with the sale of WTLPG on July 31, 2018, we amended our revolving credit facility which included, among other things, further revising our leverage covenants from the February 21, 2018 amendment (discussed in detail above).  Total Indebtedness to EBITDA and Senior Secured Indebtedness to EBITDA (each as defined in the credit agreement) was amended to 5.25 times and 3.50 times, respectively.  No changes were made to the Consolidated Interest Coverage Ratio (as defined in the credit agreement) of 2.50 times.

Due to the foregoing, we believe that cash generated from operations and our borrowing capacity under our credit facility will be sufficient to meet our working capital requirements and anticipated maintenance capital expenditures in 2019.

Finally, our ability to satisfy our working capital requirements, to fund planned capital expenditures and to satisfy our debt service obligations will depend upon our future operating performance, which is subject to certain risks.  Please read "Item 1A. Risk Factors - Risks Relating to Our Business" for a discussion of such risks.

Cash Flows - Twelve Months Ended December 31, 2018 Compared to Twelve Months Ended December 31, 2017

The following table details the cash flow changes between the twelve months ended December 31, 2018 and 2017:

	Years Ended December 31,		Variance	Percent Change
	2018	2017
	(In thousands)
Net cash provided by (used in):
Operating activities	$105,030	$69,084	$35,946	52%
Investing activities	147,622	(41,635)	189,257	455%
Financing activities	(252,441)	(27,435)	(225,006)	(820)%
Net increase (decrease) in cash and cash equivalents	$211	$14	$197	52%

Net cash provided by operating activities. The increase in net cash provided by operating activities for the twelve months ended December 31, 2018 includes a $54.6 million favorable variance in working capital. Offsetting was a decrease in operating results of $11.8 million, a $2.4 million decrease in other non-cash charges, and an unfavorable variance in other non-current assets and liabilities of $2.4 million. Net cash provided by discontinued operating activities decreased $2.0 million.

Net cash provided by investing activities. Net cash provided by investing activities for the twelve months ended December 31, 2018 increased primarily as a result of a $177.6 million increase in net cash provided by discontinued investing activities. Additionally, a decrease in cash used in investing activities as a result of the acquisition of certain asphalt terminalling assets from Martin Resource Management in 2017, compared to no acquisitions in 2018, resulted in an increase of $19.5 million. Further, a decrease in cash used of $9.3 million is due to lower payments for capital expenditures and plant turnaround costs in 2018. Offsetting was a $15.0 million decline in proceeds received resulting from repayment of the Note receivable - affiliate in 2017 as compared to none in 2018 as well as a $2.2 million decrease in proceeds received as a result of lower sales of property, plant and equipment in 2018.

Net cash used in financing activities. Net cash used in financing activities increased for the twelve months ended December 31, 2018 as a result of an increase in net repayments of long-term borrowings of $160.0 million as well as a $14.5 million increase related to the 2018 period including a preacquisition distribution to Martin Resource Management Corporation. Further, there was a $52.3 million decrease in proceeds received from the issuance of common units (including the related general partner contribution). Also contributing was an increase in payments under capital lease obligations of $2.0 million, increase in cash distributions paid of $1.5 million and an additional $1.2 million in costs associated with our credit facility amendment. Offsetting was a decrease in cash used of $6.7 million related to excess purchase price over the carrying value of acquired assets in common control transactions.

Cash Flows - Twelve Months Ended December 31, 2017 Compared to Twelve Months Ended December 31, 2016

The following table details the cash flow changes between the twelve months ended December 31, 2017 and 2016:

	Years Ended December 31,		Variance	Percent Change
	2017	2016
	(In thousands)
Net cash provided by (used in):
Operating activities	$69,084	$116,125	$(47,041)	(41)%
Investing activities	(41,635)	61,610	(103,245)	(168)%
Financing activities	(27,435)	(177,758)	150,323	85%
Net decrease in cash and cash equivalents	$14	$(23)	$37	161%

Net cash provided by operating activities. The decline in net cash provided by operating activities for the twelve months ended December 31, 2017 includes a decrease in operating results from continuing operations of $10.5 million and a $36.2 million unfavorable variance in working capital. Further decreases were due to a $13.7 million decrease in other non-cash charges and a decrease in discontinued operating activities $2.2 million. Offsetting was an increase of $15.6 million attributable to a favorable variance in other non-current assets and liabilities.

Net cash used in investing activities. Net cash used in investing activities increased for the twelve months ended December 31, 2017 primarily as a result of a decrease of $96.9 million in net proceeds from the sale of property, plant and equipment. The 2017 period also included an acquisition of $19.5 million compared to an acquisition of $2.2 million in 2016, resulting in a $17.4 million increase in cash used. Further, there was an increase in payments for capital expenditures and plant turnaround costs of $3.6 million and a $0.4 million increase in net cash used in discontinued investing activities period over period. Offsetting was an increase in cash provided of $15.0 million for proceeds received from repayment of the Note receivable - affiliate.

Net cash used in financing activities. Net cash used in financing activities decreased for the year ended December 31, 2017 as a result of a decrease in net repayments of long-term borrowings of $57.0 million. Proceeds received from the issuance of common units (including the related general partner contribution) increased net cash by $52.2 million. Cash distributions paid decreased $41.2 million and there was $5.2 million less in costs associated with our credit facility amendment in 2017. Further contributing was a $5.5 million increase in net cash received related to a 2017 preacquisition contribution and 2016 preacquisition distribution to Martin Resource Management Corporation of $2.4 million and $3.1 million, respectively.
Offsetting was an increase of $10.9 million related to excess purchase price over the carrying value of acquired assets in common control transactions and a $0.2 million increase in payments under capital lease obligations.

Capital Resources

Historically, we have generally satisfied our working capital requirements and funded our capital expenditures with cash generated from operations and borrowings. We expect our primary sources of funds for short-term liquidity will be cash flows from operations and borrowings under our credit facility.

Total Contractual Obligations.  A summary of our total contractual obligations as of December 31, 2018, is as follows (dollars in thousands):

	Payments due by period
Type of Obligation	Total Obligation	Less than One Year	1-3 Years	3-5 Years	More than 5 years
Revolving credit facility	$287,000	$—	$287,000	$—	$—
2021 senior unsecured notes	373,800	—	373,800	—	—
Throughput commitment	16,030	6,194	9,836	—	—
Operating leases	36,796	13,126	11,456	4,391	7,823
Capital lease obligations	11,681	5,409	6,020	252	—
Interest payable on capital lease obligations	892	613	271	8	—
Interest payable on fixed long-term obligations	57,589	27,101	30,488	—	—
Total contractual cash obligations	$783,788	$52,443	$718,871	$4,651	$7,823

The interest payable under our revolving credit facility is not reflected in the above table because such amounts depend on the outstanding balances and interest rates, which vary from time to time.

Letter of Credit.  At December 31, 2018, we had outstanding irrevocable letters of credit in the amount of $16.9 million, which were issued under our revolving credit facility.

Off Balance Sheet Arrangements.  We do not have any off-balance sheet financing arrangements.

Description of Our Long-Term Debt

2021 Senior Notes

We and Martin Midstream Finance Corp., a subsidiary of us (collectively, the "Issuers"), entered into (i) an Indenture, dated as of February 11, 2013 (the "2021 Indenture") among the Issuers, certain subsidiary guarantors (the "2021 Guarantors") and Wells Fargo Bank, National Association, as trustee (the "2021 Trustee") and (ii) a Registration Rights Agreement, dated as of February 11, 2013 (the "2021 Registration Rights Agreement"), among the Issuers, the 2021 Guarantors and Wells Fargo Securities, LLC, RBC Capital Markets, LLC, RBS Securities Inc., SunTrust Robinson Humphrey, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of a group of initial purchasers, in connection with a private placement to eligible purchasers of $250.0 million in aggregate principal amount of the Issuers' 7.25% senior unsecured notes due 2021 (the "2021 Notes"). On April 1, 2014, we completed a private placement add-on of $150.0 million of the 2021 Notes. In 2015, we repurchased on the open market and subsequently retired an aggregate $26.2 million of our outstanding 2021 Notes.

Interest and Maturity. The Issuers issued the 2021 Notes pursuant to the 2021 Indenture in transactions exempt from registration requirements under the Securities Act of 1933, as amended (the "Securities Act"). The 2021 Notes were resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act. The 2021 Notes will mature on February 15, 2021. The interest payment dates are February 15 and August 15.

Optional Redemption. Prior to February 15, 2017, the Issuers may on any one or more occasions redeem all or a part of the 2021 Notes at the redemption price equal to the sum of (i) the principal amount thereof, plus (ii) a make whole premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date. On or after February 15, 2017, the Issuers may on any one or more occasions redeem all or a part of the 2021 Notes at the redemption prices (expressed as percentages of principal amount) equal to 103.625% for the twelve-month period beginning on February 15, 2017, 101.813% for the twelve-month period beginning on February 15, 2018 and 100.00% for the twelve-month period beginning on February 15, 2019 and at any time thereafter, plus accrued and unpaid interest, if any, to the applicable redemption date on the 2021 Notes.

Certain Covenants. The 2021 Indenture restricts our ability and the ability of certain of our subsidiaries to: (i) sell assets including equity interests in our subsidiaries; (ii) pay distributions on, redeem or repurchase our units or redeem or repurchase our subordinated debt; (iii) make investments; (iv) incur or guarantee additional indebtedness or issue preferred units; (v) create or incur certain liens; (vi) enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us; (vii) consolidate, merge or transfer all or substantially all of our assets; (viii) engage in transactions with affiliates; (ix) create unrestricted subsidiaries; (x) enter into sale and leaseback transactions; or (xi) engage in certain business activities. These covenants are subject to a number of important exceptions and qualifications. If the 2021 Notes achieve an investment grade rating from each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services and no Default (as defined in the 2021 Indenture) has occurred and is continuing, many of these covenants will terminate.

Events of Default. The 2021 Indenture provides that each of the following is an Event of Default: (i) default for 30 days in the payment when due of interest on the 2021 Notes; (ii) default in payment when due of the principal of, or premium, if any, on the 2021 Notes; (iii) failure by us to comply with certain covenants relating to asset sales, repurchases of the 2021 Notes upon a change of control and mergers or consolidations; (iv) failure by us for 180 days after notice to comply with our reporting obligations under the Securities Exchange Act of 1934; (v) failure by us for 60 days after notice to comply with any of the other agreements in the 2021 Indenture; (vi) default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by us or any of our restricted subsidiaries, whether such indebtedness or guarantee now exists or is created after the date of the 2021 Indenture, if such default: (a) is caused by a payment default; or (b) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $20.0 million or more, subject to a cure provision; (vii) failure by us or any of our restricted subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the 2021 Indenture, any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force or effect, or any 2021 Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its subsidiary guarantee; and (ix) certain events of bankruptcy, insolvency or reorganization described in the 2021 Indenture with respect to the Issuers or any of our restricted subsidiaries that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary of us. Upon a continuing Event of Default, the 2021 Trustee, by notice to the Issuers, or the holders of at least 25% in principal amount of the then outstanding 2021 Notes, by notice to the Issuers and the 2021 Trustee, may declare the 2021 Notes immediately due and payable, except that an Event of Default resulting from entry into a bankruptcy, insolvency or reorganization with respect to the Issuers, any restricted subsidiary of us that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of us, will automatically cause the 2021 Notes to become due and payable.

Revolving Credit Facility

At December 31, 2018, we maintained a $664.4 million credit facility. This facility was most recently amended on July 24, 2018, which included, among other things, revising our existing leverage covenants.  Total Indebtedness to EBITDA and Senior Secured Indebtedness to EBITDA (each as defined in the credit agreement) was amended to 5.25 times and 3.50 times, respectively.  No changes were made to the Consolidated Interest Coverage Ratio (as defined in the credit agreement) of 2.50 times.

As of December 31, 2018, we had $287.0 million outstanding under the revolving credit facility and $16.9 million of letters of credit issued, leaving a maximum available to be borrowed under our credit facility for future revolving credit borrowings and letters of credit of $360.5 million. Subject to the financial covenants contained in our credit facility and based on our existing EBITDA (as defined in our credit facility) calculations, as of December 31, 2018, we have the ability to borrow approximately $25.8 million of that amount. We were in compliance with all financial covenants at December 31, 2018.

The revolving credit facility is used for ongoing working capital needs and general partnership purposes, and to finance permitted investments, acquisitions and capital expenditures.  During the year ended December 31, 2018, the level of outstanding draws on our credit facility has ranged from a low of $287.0 million to a high of $500.0 million.

The credit facility is guaranteed by substantially all of our subsidiaries. Obligations under the credit facility are secured by first priority liens on substantially all of our assets and those of the guarantors, including, without limitation, inventory, accounts receivable, bank accounts, marine vessels, equipment, fixed assets and the interests in our subsidiaries.

We may prepay all amounts outstanding under the credit facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements. The credit facility requires mandatory prepayments of amounts outstanding thereunder with the net proceeds of certain asset sales, equity issuances and debt incurrences.

Indebtedness under the credit facility bears interest at our option at the Eurodollar Rate (the British Bankers Association LIBOR Rate) plus an applicable margin or the Base Rate (the highest of the Federal Funds Rate plus 0.50%, the 30-day Eurodollar Rate plus 1.0%, or the administrative agent’s prime rate) plus an applicable margin. We pay a per annum fee on all letters of credit issued under the credit facility, and we pay a commitment fee per annum on the unused revolving credit availability under the credit facility. The letter of credit fee, the commitment fee and the applicable margins for our interest rate vary quarterly based on our leverage ratio (as defined in the credit facility, being generally computed as the ratio of total funded debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) and are as follows as of December 31, 2018:

Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans	Letters of Credit
Less than 3.00 to 1.00	1.00%	2.00%	2.00%
Greater than or equal to 3.00 to 1.00 and less than 3.50 to 1.00	1.25%	2.25%	2.25%
Greater than or equal to 3.50 to 1.00 and less than 4.00 to 1.00	1.50%	2.50%	2.50%
Greater than or equal to 4.00 to 1.00 and less than 4.50 to 1.00	1.75%	2.75%	2.75%
Greater than or equal to 4.50 to 1.00	2.00%	3.00%	3.00%

At December 31, 2018, the applicable margin for revolving loans that are LIBOR loans ranges from 2.00% to 3.00% and the applicable margin for revolving loans that are base prime rate loans ranges from 1.00% to 2.00%. The applicable margin for LIBOR borrowings at December 31, 2018 is 2.75%.

The credit facility includes financial covenants that are tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter.

In addition, the credit facility contains various covenants, which, among other things, limit our and our subsidiaries’ ability to: (i) grant or assume liens; (ii) make investments (including investments in our joint ventures) and acquisitions; (iii) enter into certain types of hedging agreements; (iv) incur or assume indebtedness; (v) sell, transfer, assign or convey assets; (vi) repurchase our equity, make distributions and certain other restricted payments, but the credit facility permits us to make quarterly distributions to unitholders so long as no default or event of default exists under the credit facility; (vii) change the nature of our business; (viii) engage in transactions with affiliates; (ix) enter into certain burdensome agreements; (x) make certain amendments to the Omnibus Agreement and our material agreements; (xi) make capital expenditures; and (xii) permit our joint ventures to incur indebtedness or grant certain liens.

The credit facility contains customary events of default, including, without limitation: (i) failure to pay any principal, interest, fees, expenses or other amounts when due; (ii) failure to meet the quarterly financial covenants; (iii) failure to observe any other agreement, obligation, or covenant in the credit facility or any related loan document, subject to cure periods for certain failures; (iv) the failure of any representation or warranty to be materially true and correct when made; (v) our, or any of our subsidiaries’ default under other indebtedness that exceeds a threshold amount; (vi) bankruptcy or other insolvency events involving us or any of our subsidiaries; (vii) judgments against us or any of our subsidiaries, in excess of a threshold amount; (viii) certain ERISA events involving us or any of our subsidiaries, in excess of a threshold amount; (ix) a change in control (as defined in the credit facility); and (x) the invalidity of any of the loan documents or the failure of any of the collateral documents to create a lien on the collateral.

The credit facility also contains certain default provisions relating to Martin Resource Management. If Martin Resource Management no longer controls our general partner, the lenders under the credit facility may declare all amounts outstanding thereunder immediately due and payable. In addition, an event of default by Martin Resource Management under its credit facility could independently result in an event of default under our credit facility if it is deemed to have a material adverse effect on us.

If an event of default relating to bankruptcy or other insolvency events occurs with respect to us or any of our subsidiaries, all indebtedness under our credit facility will immediately become due and payable. If any other event of default exists under our credit facility, the lenders may terminate their commitments to lend us money, accelerate the maturity of the indebtedness outstanding under the credit facility and exercise other rights and remedies. In addition, if any event of default exists under our credit facility, the lenders may commence foreclosure or other actions against the collateral.

We are subject to interest rate risk on our credit facility due to the variable interest rate and may enter into interest rate swaps to reduce this variable rate risk.

The Partnership is in compliance with all debt covenants as of December 31, 2018 and expects to be in compliance for the next twelve months.

Seasonality

A substantial portion of our revenues are dependent on sales prices of products, particularly NGLs and fertilizers, which fluctuate in part based on winter and spring weather conditions. The demand for NGLs is strongest during the winter heating season and the refinery blending season. The demand for fertilizers is strongest during the early spring planting season. However, natural gas storage division of the Natural Gas Services segment provides stable cash flows and is not generally subject to seasonal demand factors. Additionally, our Terminalling and Storage and Transportation segments and the molten sulfur business are typically not impacted by seasonal fluctuations and a significant portion of our net income is derived from our terminalling and storage, sulfur and transportation businesses. Therefore, we do not expect that our overall net income will be impacted by seasonality factors.  However, extraordinary weather events, such as hurricanes, have in the past, and could in the future, impact our Terminalling and Storage and Transportation segments.

Impact of Inflation

Inflation did not have a material impact on our results of operations in 2018, 2017 or 2016.  Although the impact of inflation has been insignificant in recent years, it is still a factor in the U.S. economy and may increase the cost to acquire or replace property, plant and equipment. It may also increase the costs of labor and supplies.  In the future, increasing energy prices could adversely affect our results of operations. Diesel fuel, natural gas, chemicals and other supplies are recorded in operating expenses.  An increase in price of these products would increase our operating expenses which could adversely affect net income. We cannot provide assurance that we will be able to pass along increased operating expenses to our customers.

Environmental Matters

Our operations are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. We incurred no material environmental costs, liabilities or expenditures to mitigate or eliminate environmental contamination during 2018, 2017 or 2016.